CORNUCOPIA RESOURCES LTD.
                      540-355 Burrard Street
                     Vancouver, B.C. V6C 2G8


                                        August 2, 1995


Private & Confidential

Addington Holding, Inc.
1500 North Bull Run Road
Ashland, Kentucky 41102
U.S.A.

- and -

Addwest Minerals, Inc.
5460 Ward Road - Suite 370
Arvada, Colorado 80002
U.S.A.

Dear Sirs:

          Re:  Purchase of all outstanding shares of
               common stock of Addwest Minerals, Inc.

     Reference is made to the letter of intent (the "Letter of Intent") dated June 26, 1995 between us, as amended by letter dated July 31, 1995. Capitalized terms defined in this letter have the meanings assigned to them in the Letter of Intent and references herein to sections are to sections of the Letter of Intent. In consideration of $5 paid by each of us to the other, the receipt and adequacy of which is hereby acknowledged, the Letter of Intent is amended as follows:

     1. The purchase price for the Shares is reduced by the approximately U.S. $7,000,000 cash portion of such price payable pursuant to Section 1(i). In lieu thereof, Cornucopia shall purchase from Addington on the Closing Date for the cash amount provided for in section 1(i) a loan (the "Addington Loan") payable by Addwest to Addington and having an approximate principal amount of U.S. $7,100,000 as at April 30, 1995.

     2. References to July 31, 1995 in Sections 3, 8, and 11 shall be deemed henceforth to refer to the date that is the later of (i) August 31, 1995 and (ii) if the exploration work described indicated on Appendix A to this letter has not been completed and described in writing to Cornucopia at least two business days prior to August 31, 1995, September 15, 1995. Addington shall advise Cornucopia in writing of the results of each step in Appendix A as it is completed. Cornucopia shall advice Addington in writing prior to August 31, 1995 that it is satisfied with the outcome of its due diligence with respect to the results of work referred to in Appendix A that has been completed and described in writing to Cornucopia not later than two business days prior to that date. If Cornucopia does not so advice Addington, the deposit referred to in Section 3 shall be forfeited and this agreement shall be terminated. After August 31, 1995, Cornucopia shall advise Addington in writing prior to September 15, 1995 whether or not it is satisfied with the outcome of its due diligence. If Cornucopia does not so advise Addington, the deposit referred to in Section 3 shall be forfeited and this agreement shall be terminated. Otherwise, such deposit shall be applied towards the purchase price of the Addington Loan.

     3.   References in Sections 12 and 18 to the dates September
          8, 1995, September 30, 1995 and November 30, 1995
          respectively shall be deemed henceforth to be references to October 9, 1995, October 15, 1995 and December 29,
          1995 respectively.

     In all other respects and except as amendment may be necessary to comply with regulatory or stock exchange requirements, the Letter of Intent is confirmed. This agreement may be signed in courterparts.

                                   Yours truly,

                                   CORNUCOPIA RESOURCES LTD.



                                   By: /s/James Carter
                                       James Carter
                                       Executive Vice President &
                                       Chief Financial Officer


Accepted and Agreed on             ADDINGTON HOLDING, INC.
August 2, 1995


                                   By: /s/ Kirby J. Taylor
                                       President


Accepted and Agreed on             ADDWEST MINERALS, INC.
August 2, 1995


                                   By: /s/ Charles S. Williams


                            Appendix A


Outline of Addwest Work Program During Extended Due Diligence
Period:

     1)   Mine Development/Production:

          Mine development, detailed sampling and or production will be undertaken during August in Blocks 24, 25, 21, 14 and 04 as shown on the appended figure. Production will be by longhole stoping in Blocks 04 and 24 shrinkage stoping in Blocks 21 and 25; and Alimak stoping in Block 14.

     2)   Additional Ore Block Testing:

          The interiors of Blocks 01, 03, 05 and 07 will be further sampled during August as shown on the appended figure. Block 01 will be sampled by a baldheaded raise; Block 03 by a sublevel and raise; Blocks 05 and 07 will be tested by 5 diamond drillholes from the 350 level footwall lateral with piercement points in the vein approximately as shown.

     3)   Exploration:

          The 350 level will be advanced a further 240 feet to the southwest and a drillhole station established 200 feet southwest of the end of this drive for a total development footage of 440 feet. From this drill station, the maximum number of diamond drillholes will be completed during August with the highest priority holes indicated on the appended figure.


    [Chart attached to Appendix A is available upon request.]